Exhibit 23 (b)


                        Consent of Independent Auditors


We consent to the reference of our firm under the captions "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 and "Experts" in the related Prospectus and Reoffer Prospectus, all pertaining to The Eastern Company 1997 Directors Stock Option Plan and to the incorporation by reference therein of our report dated February 4, 2004, with respect to the consolidated financial statements and schedule of The Eastern Company included in its Annual Report (Form 10-K) for the year ended January 3, 2004, filed with the Securities and Exchange Commission.


                                                        Ernst & Young LLP



Hartford, Connecticut
April 28, 2004